Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Anthony Galici

Chief Financial Officer

(860) 286-1307

agalici@indusrt.com

Ashley Pizzo

Director, IR & Capital Markets

(212) 218-7914

apizzo@indusrt.com

INDUS ANNOUNCES FISCAL 2021 FIRST QUARTER RESULTS AND QUARTERLY DIVIDEND

NEW YORK, NEW YORK (May 10, 2021) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”) today reported financial results for the three months ended March 31, 2021 (the “2021 first quarter”) and the month of December 2020. In connection with its anticipated election to become a real estate investment trust (“REIT”) for the year ending December 31, 2021, the Company changed its fiscal year from November 30 to December 31 effective with the 2021 fiscal year that began on January 1, 2021. As a result of this change, INDUS had a one-month transition period of December 2020 (the “Transition Period”).

2021 First Quarter & Recent Highlights

●	Net loss of $0.8 million for the 2021 first quarter compared to a net loss of $0.3 million for the three months ended March 31, 2020 (the “2020 first quarter”)
●	Net Operating Income (“NOI”)[1] of $7.0 million for the 2021 first quarter as compared to $6.3 million for the 2020 first quarter
●	Cash NOI[2] for industrial/logistics properties of $5.9 million for the 2021 first quarter, as compared to $5.2 million for the 2020 first quarter
●	Completed a public offering of 1,927,049 shares of common stock for net proceeds of $108.7 million, after expenses
●	Industrial/logistics portfolio was 99.2% leased as of March 31, 2021; subsequently increased to 99.4% leased in April 2021
●	Signed approximately 202,000 square feet of first generation leases on in-service industrial/logistics portfolio
●	Signed approximately 297,000 square feet of first generation leases for industrial/logistics buildings in its development pipeline
●	Subsequent to quarter end, entered into a construction loan agreement to provide a portion of the funds for the development costs of the build-to-suit in Charlotte, North Carolina
●	Subsequent to quarter end, entered into an agreement to acquire a fully leased approximately 127,500 square foot industrial/logistics building in the Lehigh Valley of Pennsylvania
●	Subsequent to quarter end, closed on the acquisition of approximately 14 acres of undeveloped land in Orlando, Florida for $5.25 million
●	Announced total potential proceeds of approximately $44.0 million from sales of non-core properties currently under agreement ($26.0 million) and the sale of an industrial/logistics building in Connecticut under agreement ($18.0 million), if all sales were to close
●	Declared a quarterly dividend on its common stock of $0.15 per share payable on June 30, 2021 to holders of record as of the close of business on June 16, 2021

Quarterly Dividend

1 NOI is not a financial measure in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). For additional information, see “Note Regarding Non-GAAP Financial Measures.”

2 Cash NOI is not a financial measure in conformity with U.S. GAAP. For additional information, see “Note Regarding Non-GAAP Financial Measures.”

On May 7, 2021, INDUS’s Board of Directors declared a dividend on its common stock of $0.15 per share payable on June 30, 2021 to holders of record as of the close of business on June 16, 2021. The cash dividend is intended to be paid quarterly and represents an annualized dividend rate of $0.60 per share. Prior to 2021, INDUS typically paid an annual cash dividend, but in connection with the Company’s election to be taxed as a REIT, INDUS has updated its dividend policy to commence payment of a quarterly cash dividend. The Company will revisit the amount of its dividend from time to time in accordance with the growth in its earnings.

2021 First Quarter Results of Operations

INDUS reported total rental revenue of approximately $10.1 million for the 2021 first quarter, as compared to approximately $8.9 million for the 2020 first quarter. The approximately $1.2 million increase in rental revenue was principally due to new leases of first generation space that commenced subsequent to the end of the 2020 first quarter and, to a lesser extent, leases of previously vacant second generation space, an increase in expense reimbursements and renewals on leases that drove rent increases subsequent to the end of the 2020 first quarter.

Net Operating Income (“NOI”), which is defined as rental revenue less operating expenses of rental properties and real estate taxes, increased to approximately $7.0 million in the 2021 first quarter, from approximately $6.3 million in the 2020 first quarter. The increase in NOI reflected the increase in rental revenue, as noted above, partially offset by an increase in operating expenses of rental properties principally due to higher snow removal costs.

Cash NOI for the 2021 first quarter was approximately $6.6 million, as compared to approximately $5.8 million for the comparable prior year period. The $0.8 million increase in Cash NOI principally reflects an increase in rental revenue partially offset by the increase in operating expenses, as noted above.

NOI and Cash NOI for INDUS’s industrial/logistics properties and total portfolio were as follows:

($ in 000s)	For the Three Months Ended			For the Month Ended
	Mar. 31, 2021	Mar. 31, 2020	Increase	Dec. 31, 2020	Dec. 31, 2019	Increase
Industrial/logistics portfolio:
NOI	$6,329	$5,531	14.4%	$2,114	$1,777	19.0%
Cash NOI	$5,933	$5,222	13.6%	$1,882	$1,662	13.2%

Total portfolio:
NOI	$7,007	$6,309	11.1%	$2,366	$1,944	21.7%
Cash NOI	$6,570	$5,777	13.7%	$2,116	$1,787	18.4%

General and administrative expenses increased to approximately $3.0 million in the 2021 first quarter from approximately $2.1 million in the 2020 first quarter, principally reflecting a $0.8 million increase in expense related to INDUS’s non-qualified deferred compensation plan.

INDUS incurred a net loss of approximately $0.8 million in the 2021 first quarter, as compared to a net loss of approximately $0.3 million for the 2020 first quarter. In addition to the items described above, contributing to the higher net loss was a decrease of approximately $0.6 million in gain on sales of real estate assets, partially offset by the inclusion in the 2021 first quarter of an approximately $0.3 million gain from the change in the fair value of financial instruments that were issued on August 24, 2020 in connection with the private placement of the Company’s common stock completed at that time.

Leasing Activity

During the 2021 first quarter, INDUS executed four first generation leases totaling approximately 202,000 square feet at 160 and 180 International Drive in the Charlotte market and 170 Sunport Lane in the Orlando market. These new leases had a weighted average lease term of 6.5 years and a weighted average lease cost per square foot per year of $1.19.3 Additionally, including a lease signed subsequent to the 2021 first quarter, the Company’s most recent value-add acquisition, 170 Sunport Lane, is over 60% leased with only approximately 27,000 square feet of vacancy remaining.

3 Weighted average lease cost per square foot per year reflects total lease costs (tenant improvements, leasing commissions and legal costs) per square foot per year of the lease term.

Additionally, during the 2021 first quarter, INDUS executed two first generation leases totaling approximately 297,000 square feet for projects currently in its development pipeline (see below section on “Acquisition & Development Pipeline”). One lease is for a fifteen-year lease agreement and development agreement with Amazon for a build-to-suit development (the “Charlotte Build-to-Suit”) on the Company’s 44 acre land parcel located on Old Statesville Road in Charlotte (the “Charlotte Land”).  The other lease is for a seven-year agreement with a leading global shipping and logistics company for a portion of a to-be-constructed approximately 234,000 square foot industrial/logistics building on the Company’s 16 acre land parcel at 110 Tradeport Drive (the “110 Tradeport Development”) in New England Tradeport, the Company’s industrial park in Windsor and East Granby, Connecticut.

During the Transition Period, INDUS executed a 12-month renewal for an approximately 228,000 square foot full building lease in the Lehigh Valley with a third-party logistics company that was originally scheduled to expire on September 30, 2021.

As of March 31, 2021, INDUS’s thirty industrial/logistics buildings aggregated approximately 4,206,000 square feet and represented 91.5% of INDUS’s total real estate portfolio. As a result of the activity described above, INDUS’s in-service industrial/logistics portfolio’s percentage leased was as follows:

	Mar 31, 2021	Dec 31, 2020	Aug 31, 2020	May 31, 2020
Percentage Leased	99.2%	94.5%	94.3%	94.3%
Percentage Leased – Stabilized Properties[4]	99.2%	95.7%	99.7%	99.7%

No new office/flex leasing was completed during the Transition Period or the 2021 first quarter. INDUS’s eleven office/flex buildings, which aggregate approximately 393,000 square feet and comprise 8.5% of INDUS’s total real estate portfolio, were 71.3% leased as of March 31, 2021, unchanged from December 31, 2020.

Acquisition & Development Pipeline

Subsequent to March 31, 2021, INDUS entered into an agreement to purchase an approximately 127,500 square foot industrial/logistics building on approximately 13.7 acres of land in the Lehigh Valley for a purchase price of $11.7 million (the “Lehigh Valley Acquisition”). The Lehigh Valley Acquisition is fully leased through December 2022 to a subsidiary of a publicly traded multinational chemical company and has a 4.5% in-place cash capitalization rate (first full year Cash NOI/purchase price). The Lehigh Valley Acquisition has excess, unutilized land that INDUS believes could receive approvals to be used for additional parking, for outdoor storage or to expand the existing building. The Company expects the Lehigh Valley Acquisition to close by May 31, 2021.

4 Stabilized Properties reflect buildings that have reached 90% leased or have been in service for at least one year since development completion or acquisition date, whichever is earlier. 170 Sunport Lane, which was 53.4% leased as of March 31, 2021, was acquired in March 2020 and is now included in the Stabilized Properties pool for the 2021 first quarter.

The following is a summary of INDUS’s development pipeline for its industrial/logistics portfolio as of May 7, 2021, which includes the closing on April 13, 2021 of the purchase of an approximately 14 acre parcel of undeveloped land in Orlando for $5.25 million (the “Jetport Land”), a portion of which was funded using proceeds of Section 1031 like-kind exchanges from previous non-core asset sales:

		Building		Expected
Name	Market	Size (SF)	Type	Delivery
Owned Land
Charlotte Build-to-Suit	Charlotte, NC	141,000	Build-to-Suit	Q3 2021
Chapmans Road	Lehigh Valley, PA	103,000	Speculative	Q4 2021
110 Tradeport Development	Hartford, CT	234,000	67% Pre-leased	Q2 2022
Jetport Land	Orlando, FL	195,000	Speculative	Q3 2022

Land Under Purchase & Sale Agreement
First & Second Allentown Purchase Agreements	Lehigh Valley, PA	206,000	Speculative	Q4 2022
Total		879,000

INDUS expects that the total development and stabilization costs of developments in its pipeline will total approximately $113.5 million, of which approximately $20.6 million has been expended through April 13, 2021. The Company has underwritten a weighted average stabilized Cash NOI yield between 6.1% - 6.6% on its development pipeline. Included in this total is the 110 Tradeport Development which will benefit from the low cost basis of the already entitled 16 acre land parcel owned by INDUS. The Company estimates the 110 Tradeport Development will generate an underwritten stabilized Cash NOI yield between 7.7% - 8.1%.5 Actual initial full year stabilized Cash NOI yields may vary from INDUS’s underwritten stabilized Cash NOI yield ranges based on the actual total cost to complete a project or acquire a property and its actual initial full year stabilized Cash NOI.

Dispositions

Subsequent to the end of the 2021 first quarter, INDUS entered into agreements to sell a number of non-core properties, in addition to land placed under agreement during the quarter. These include agreements to sell approximately 217,000 square feet from INDUS’s office/flex portfolio (which represents over 55% of its remaining office/flex square footage as of March 31, 2021), in addition to the agreement to sell one of the Company’s specialized industrial buildings totaling 165,000 square feet in Windsor, CT to the user of the building (see below). The properties under agreement for sale have a combined mortgage balance of approximately $9.1 million as of March 31, 2021, which INDUS intends to repay with proceeds from the sales of these properties.

On April 20, 2021, INDUS entered into the third amendment to the lease with the tenant in its approximately 7,200 square foot restaurant building in the Hartford market (included in the office/flex portfolio). Under the terms of this amendment, the tenant exercised its option to purchase the restaurant building for approximately $0.6 million with the closing to take place on or before May 31, 2021.

On April 28, 2021, INDUS entered into an agreement (the “Windsor Office Sale Agreement”) to sell: (a) 5 and 7 Waterside Crossing, two adjacent multi-story office buildings aggregating approximately 161,000 square feet; (b) 21 Griffin Road North, an approximately 48,000 square foot office/flex building; and (c) 25 Griffin Road North, an approximately 8 acre parcel of undeveloped land, for a total purchase price of $6.6 million.

On April 29, 2021, INDUS entered into an agreement (the “Blue Hills Sale Agreement”) with the full-building tenant in 1985 Blue Hills Avenue (“1985 Blue Hills”), an approximately 165,000 square foot industrial/logistics building in the

5 As a part of INDUS’s standard development and acquisition underwriting process, INDUS analyzes the targeted initial full year stabilized Cash NOI yield for each development project and acquisition target and establishes a range of initial full year stabilized Cash NOI yields, which it refers to as “underwritten stabilized Cash NOI yields.” Underwritten stabilized Cash NOI yields are calculated as a development project’s or acquisition’s initial full year stabilized Cash NOI as a percentage of its estimated total investment, including costs to stabilize the buildings to 95% occupancy (other than in connection with build-to-suit development projects and single tenant properties). INDUS calculates initial full year stabilized Cash NOI for a development project or acquisition by subtracting its estimate of the development project’s or acquisition’s initial full year stabilized operating expenses, real estate taxes and non-cash rental revenue, including straight-line rents (before interest, income taxes, if any, and depreciation and amortization), from its estimate of its initial full year stabilized rental revenue.

Hartford market, to sell 1985 Blue Hills and two adjacent parcels of undeveloped land aggregating approximately 39 acres to the tenant for a purchase price of $18.0 million. Under the terms of the Blue Hills Sale Agreement, closing on the sale is to take place upon 30 days written notice from INDUS to the buyer, but in no event shall it be later than December 15, 2021.

In summary, as of May 7, 2021, INDUS has entered into agreements to sell the following non-core buildings and undeveloped land parcels:

				Expected	Sale Price
Name	Type	Location	Property Size	Closing	($ in millions)
1936 Blue Hills Ave	Office/Flex	Windsor, CT	7,199 SF	Q2 2021	$0.6
5 & 7 Waterside Crossing, 21 & 25 Griffin Road North	Office/Flex	Windsor, CT	209,390 SF and 8 acres	Q3 2021	$6.6
1975, 1985 & 1995 Blue Hills Ave	Industrial & Land	Windsor, CT	165,000 SF and 39 acres	Q4 2021	$18.0
Subtotal Gross Proceeds of Property Dispositions Under Agreement, if Consummated					$25.2

Floydville Road Lot #13	Land	East Granby, CT	8 acres	Q3 2021	$0.1
Florida Nursery Farm	Land	Quincy, FL	1,066 acres	Q3 2021	$1.1
Southwick, MA Land	Land	Southwick, MA	91 acres	Q3 2021	$5.2
Stratton Farms Residential Parcels[6]	Land	Suffield, CT	6 acres (7 lots)	Q3 2021	$0.4
60 Griffin Road South Land	Land	Bloomfield, CT	34 acres	Q3 2021	$0.6
Meadowood Residential Parcels	Land	Simsbury, CT	277 acres	Q4 2021	$5.4
East Granby / Windsor Parcels	Land	East Granby / Windsor, CT	280 acres	2022	$6.0
Total Gross Proceeds of Land & Property Dispositions Under Agreement, if Consummated					$44.0

The completion of the sales contemplated under these agreements is subject to satisfactory completion of due diligence by the buyers, among other contingencies. There can be no guarantee that the transactions contemplated will be completed under their current terms, or at all.

Liquidity & Capital Resources

On February 2, 2021, INDUS filed a universal shelf registration statement on Form S-3 (the “Universal Shelf”) with the Securities and Exchange Commission. Under the Universal Shelf, INDUS may offer and sell up to $500 million of a variety of securities during the three year period that commenced upon the effective date of the Universal Shelf. On March 5, 2021, under its Universal Shelf, INDUS completed an underwritten public offering of 1,750,000 shares of its common stock at a price to the underwriters of $56.85 per share. On March 15, 2021, the underwriters exercised their option to purchase an additional 177,049 shares of common stock from INDUS at the same offering price. INDUS received total net proceeds of approximately $108.7 million, after expenses, from the sale of its common stock and intends to use the proceeds to finance its development pipeline and acquisitions and for other corporate purposes.

On May 7, 2021, a subsidiary of INDUS entered into a construction loan agreement (the “2021 JPM Construction Loan”) with JPMorgan Chase Bank N.A. to provide a portion of the funds for the development costs of the Charlotte Build-to-Suit. Total borrowings under the JPM Construction Loan will be the lesser of $28.4 million or 67.5% of the total cost (as defined) of the Charlotte Build-to-Suit. The term of the 2021 JPM Construction Loan is two years, with a one-year extension at the Company’s option. Interest under the 2021 JPM Construction Loan, to be adjusted monthly, is one-month LIBOR plus 1.65%, reduced to one-month LIBOR plus 1.40% upon completion of the Charlotte Build-to-Suit and commencement of rental payments by Amazon.

6 The sale of the 16 Stratton Farms residential parcels for a total of approximately $0.9 million is to be completed in two parts. The sale of the first 9 lots closed in February 2021 and accounted for approximately $0.5 million of the gross sales price. The sale of the remaining 7 lots is expected to close in the 2021 third quarter and represents approximately $0.4 million of the total gross sales price.

As of March 31, 2021, the Company maintained approximately $182.0 million of liquidity which reflects approximately $132.0 million of cash and cash equivalents (primarily from the 2021 first quarter public offering) as well as $50.0 million of capacity under its revolving credit facilities. As of March 31, 2021, there were no borrowings outstanding under the Company’s revolving credit facilities.

First Quarter Earnings Conference Call, Earnings Supplement and Investor Presentation

INDUS is hosting a live earnings conference call that will take place tomorrow, May 11, 2021 at 11:00 A.M. Eastern Time, to discuss its 2021 first quarter and Transition Period operating results. Supplemental materials containing additional financial and operating information will be available on INDUS’s website at the start of the call. All investors and other interested parties are invited to either dial in to the call (to participate in live Q&A) or log in to a listen-only webcast which, together with the supplemental information, can be accessed via the Investors section of INDUS’s website at www.indusrt.com/investors or by calling the following numbers:

PARTICIPANT DIAL IN (TOLL FREE): 1-866-777-2509

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5413

An archived recording of the webcast will be available for three months under the Investors section of INDUS’s website at www.indusrt.com.

About INDUS

INDUS (formerly known as Griffin Industrial Realty, Inc.) is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 41 buildings totaling approximately 4.6 million square feet (including 30 industrial/logistics buildings aggregating approximately 4.2 million square feet) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’s beliefs and expectations regarding future events or conditions including, without limitation, statements regarding INDUS’s intention to elect to be taxed as a REIT, the completion of acquisitions and dispositions under agreements, construction and development plans and timelines, the estimated underwritten stabilized Cash NOI of the 110 Tradeport Development and Cash NOI yield estimates, expected total development and stabilization costs of developments in INDUS’s pipeline, anticipated leasing activity, expectations regarding excess, unutilized land at the Lehigh Valley Acquisition, and expected capital availability and liquidity. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’s Annual Report on Form 10-K for the fiscal year ended November 30, 2020 filed with the SEC on February 18, 2021. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Note Regarding Non-GAAP Financial Measures:

The Company uses NOI, Cash NOI, NOI of Industrial/Logistics Properties and Cash NOI of Industrial/Logistics Properties, as supplemental non-GAAP performance measures. Management believes that the use of these measures combined with net income (loss) (which remains the Company’s primary measure of performance), improves the understanding of the Company’s operating results among the investing public and makes comparisons of operating results to other REITs more meaningful.

NOI is a non-GAAP measure that includes the rental revenue and operating expense directly attributable to the Company’s real estate properties. NOI of Industrial/Logistics Properties is NOI excluding NOI for the Company’s non-

industrial/logistics properties. The Company uses NOI and NOI of Industrial/Logistics Properties as supplemental performance measures because, in excluding real estate depreciation and amortization expense, general and administrative expenses, interest expense, gains (or losses) on the sale of real estate and other non-operating items, they provide a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that NOI and NOI of Industrial/Logistics Properties will be useful to investors as a basis to compare its operating performance with that of other REITs. However, because NOI and NOI of Industrial/Logistics Properties excludes depreciation and amortization expense and captures neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties (all of which have real economic effect and could materially impact the Company’s results from operations), the utility of NOI and NOI of Industrial/Logistics Properties as measures of the Company’s performance is limited. Other equity REITs may not calculate NOI or NOI of Industrial/Logistics Properties in a similar manner and, accordingly, the Company’s NOI and NOI of Industrial/Logistics Properties may not be comparable to such other REITs’ NOI. Accordingly, NOI and NOI of Industrial/Logistics Properties should be considered only as a supplement to net income (loss) as a measure of the Company’s performance. NOI and NOI of Industrial/Logistics Properties should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs. NOI and NOI of Industrial/Logistics Properties should not be used as a substitute for cash flow from operating activities in accordance with U.S. GAAP.

Cash NOI is a non-GAAP measure that the Company calculates by adding or subtracting non-cash rental revenue, including straight-line rental revenue, from NOI. Cash NOI of Industrial/Logistics Properties is Cash NOI excluding NOI for the Company’s non-industrial/logistics properties. The Company uses Cash NOI and Cash NOI of Industrial/Logistics Properties, together with NOI and NOI of Industrial/Logistics Properties, as supplemental performance measures. Cash NOI and Cash NOI of Industrial/Logistics Properties should not be used as measures of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs. Cash NOI and Cash NOI of Industrial/Logistics Properties should not be used as a substitute for cash flow from operating activities computed in accordance with U.S. GAAP.

INDUS REALTY TRUST, INC.

Consolidated Statements of Operations

(dollars in thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Month Ended
	Mar. 31, 2021	Mar. 31, 2020	Dec. 31, 2020	Dec. 31, 2019
Rental revenue	$10,087	$8,862	$3,345	$3,083

Expenses:
Operating expenses of rental properties	1,633	1,172	497	681
Real estate taxes	1,447	1,381	482	458
Depreciation and amortization expense	3,343	3,306	1,122	1,059
General and administrative expenses	2,970	2,143	1,172	629
Total operating expenses	9,393	8,002	3,273	2,827

Other income (expense):
Interest expense	(1,749)	(1,840)	(602)	(589)
Change in fair value of financial instruments	260	—	2,785	—
Gain on sales of real estate assets	20	584	—	—
Other expense	—	—	(281)	—
Investment income	7	25	7	2
	(1,462)	(1,231)	1,909	(587)

(Loss) income before income tax benefit	(768)	(371)	1,981	(331)
Income tax benefit	—	85	—	76
Net (loss) income	$(768)	$(286)	$1,981	$(255)

Basic net (loss) income per common share	$(0.12)	$(0.06)	$0.35	$(0.05)

Diluted net (loss) income per common share	$(0.12)	$(0.06)	$0.34	$(0.05)

INDUS REALTY TRUST, INC.
Non-GAAP Reconciliations – NOI and Cash NOI

(dollars in thousands)

	2021	2020
	First	First	December	December
	Quarter	Quarter	2020	2019
Net (loss) income	($ 768)	($ 286)	$ 1,981	($ 255)
Income tax benefit	-	(85)	-	(76)
Pretax (loss) income	(768)	(371)	1,981	(331)
Exclude:
Depreciation and amortization expense	3,343	3,306	1,122	1,059
General and administrative expenses	2,970	2,143	1,172	629
Interest expense	1,749	1,840	602	589
Change in fair value of financial instruments	(260)	-	(2,785)	-
Gain on sales of real estate assets	(20)	(584)	-	-
Other expense	-	-	281	-
Investment income	(7)	(25)	(7)	(2)
NOI	7,007	6,309	2,366	1,944
Noncash rental revenue including straight-line rents	(437)	(532)	(250)	(157)
Cash NOI	$ 6,570	$ 5,777	$ 2,116	$ 1,787

NOI	$ 7,007	$ 6,309	$ 2,366	$ 1,944
Exclude:
Rental revenue from non-industrial/logistics properties	(1,443)	(1,535)	(477)	(509)
Operating expenses of non-industrial/logistics properties	567	539	159	269
Real estate taxes of non-industrial/logistics properties	198	218	66	73
NOI of industrial/logistics properties	6,329	5,531	2,114	1,777
Noncash rental revenue including straight-line rents of industrial/logistics properties	(396)	(309)	(232)	(115)
Cash NOI of Industrial/Logistics Properties	$ 5,933	$ 5,222	$ 1,882	$ 1,662